“GARFIELD” ADVERTISING AGREEMENT—UNITED STATES

To:	PetsMarketing Insurance.com Agency, Inc.
d/b/a Petshealth Insurance.com
P.O. Box 35215
Canton, Oh 44718

Contact Person: Russell Smith

      Telephone: 330.492,3948

                  Fax: 330.492.3964

1. As the sole and exclusive worldwide owner of the copyrights in the characters that have regularly appeared in the “GARFIELD” comic strip created by Jim Davis (the “Licensed Property”), Paws, Incorporated (“Paws”), 5440 East County Road 450 North, Albany, Indiana 47320 U.S.A., grants to you, under the terms and conditions of this Agreement, a non-exclusive license to use the Licensed Property solely in the following advertisement (“Licensed Advertisement” or “Advertisement”), solely within the United States, its territories and possessions (the “Licensed Territory”).

Licensed Advertising:

Use of elements of the Licensed Property to promote the sale of your Pet Health Insurance Plans, including the right to use the GARFIELD characters in print advertising, brochures, FSI's, direct to consumer mail solicitations, trade show handouts, point of sale advertising, electronic advertising (telephone or internet), billboard advertising, and radio and TV advertising. The rights granted further include permission to purchase or have manufactured, in each case with the prior written approval of Paws, premium items to be given away or sold at reduced prices to customers as an incentive to sign up for your pet health insurance plans.

Special Provisions:

(a) Although this is a non-exclusive license, Paws agrees that it will not, during the term of this Agreement, license another person or entity to use the Licensed Property to promote the sale of pet health insurance in the Licensed Territory; provided, however, that this restriction on Paws will lapse and be of no further force or effect if you commit a material breach of this Agreement which is not cured within any applicable period of cure.

(b) We have agreed that our respective companies will share names and addresses of our respective customers for purposes of soliciting business.

(c) You have agreed that Paws will have the fight from time to time to include in your premium billings or other mailings to your customers inserts offering or promoting GARFIELD items, such as the GARFIELD Stuff® catalog, GARFIELD MasterCardTM , GARFIELD long distance service, etc. In return, Paws agrees, if requested to do so by you, to include in product shipments to GARFIELD Stuff® catalog buyers, insertions provided by you which offer your pet health insurance products.

(d) At the time of the initial public offering of stock for your company, you agree to provide, at no cost to Paws, 1,000 shares of stock in your company.

Trademarks owned by Paws in the Licensed Territory (“Paws’ Trademarks”) and associated with the Licensed Property may be used by you on or in connection with the Licensed Advertising, subject to the terms of this Agreement.

Notwithstanding anything to the contrary herein, Paws reserves the right to License the Licensed Property for use in relation to the advertising, sponsorship, promotion, etc., of any themed attraction involving the Licensed Property, such as a themed restaurant, theme park, themed attraction at a park, et cetera.

2. This license will commence on May 1, 2000, and continue until December 31, 2005, provided you honor the terms of this Agreement, So long as you fully perform the terms and conditions of this Agreement, and if you have paid total earned royalties to Paws in an amount not less than $750,000 through the period ending December 1, 2005, you will have the right and option to extend the expiration date to December 31, 2010. You must exercise your election by notifying Paws in writing by December 1, 2005.

Paws is under no obligation to execute this Agreement. To be considered for execution, this Agreement must be returned to Paws within thirty (30) days along with payment of the above stated advance (if any). Paws will not negotiate the advance payment until after it has signed this Agreement.

3. (a) You agree to pay Paws royalties in the amount of $50,000.00 for the period between May 1, 2000, and December 31, 2000, to develop the Licensed Advertising and launch the program. Said $50,000.00 shall be payable in two installments of $25,000.00 each, payable as follows: First, upon execution of this Agreement; and, Second, by September 30, 2000.

(b) For each of calendar years 2001, 2002, 2003, 2004, and 2005 (and for each of calendar years 2006, 2007, 2008, 2009, and 2010 if you exercise your option to extend this Agreement), you agree to pay Paws royalties equal to the greater of (i) $100,000.00; or (ii) 5.00% of the premiums paid in any such calendar year on all pet health insurance policies issued by you.

(c) Within thirty (30) days after the end of each calendar quarter, you agree to provide Paws with payment in U.S. dollars of all royalties due on all premiums paid on all pet health insurance policies in such period, together with a complete and accurate statement of all premium receipts for such period. Each statement shall be due regardless of whether or not royalties are payable with respect to such period. The reporting and payment period shall be changed from quarterly to monthly upon default by you under this Agreement, unless Paws otherwise agrees in writing.

(d) Should Paws elect to do so during the term of this Agreement or within 2 years after the expiration or termination of this Agreement, you agree to allow Paws (or its designee), upon not less than three (3) days prior notice, access to your books and records and/or facilities during normal business hours and you agree to cooperate with Paws in conducting an audit of your activities relating to this Agreement. Acceptance by Paws of any statement furnished or royalty paid will not preclude Paws from questioning the correctness thereof.

(e) You also agree that time is of the essence with respect to all royalty payments to be made under this Agreement, and that any sums of money that are owed to Paws by you under this Agreement and not paid when due shall bear interest at the rate of one and one-half percent (1-1/2%) per month. If any audit performed by Paws, or on Paws’ behalf, identifies a shortfall of 5% or more in royalties due for any calendar quarter, you agree to reimburse Paws for its reasonable charges and expenses associated with conducting the audit, including but not limited to out of pocket expenses and professional fees paid. If any audit performed by Paws, or on Paws' behalf, identifies an overpayment by you in royalties for any calendar quarter, Paws agrees to reimburse you after first deducting its reasonable charges and expenses associated with conducting the audit, including but not limited to out of pocket expenses and professional fees paid.

All royalty payments and all royalty statements shall be submitted to Paws at:

Paws, Incorporated

Attn: Accounts Receivable

5440 E. County Road 450 N.

Albany, Indiana, U.S.A. 47320-9728,

or as may otherwise be directed by Paws in writing.

4. You agree that you will not grant sublicenses under this Agreement and that you will not transfer or assign the license granted by this Agreement, and that you will not delegate your duties to anyone else.

5. Before you may use the Licensed Property (or Paws’ Trademarks) in any fashion, you agree to submit to Paws for its approval the following materials for the Advertisement: (1) a written description of the concept for the Advertisement, showing in sequence proposed art layout/product design, voice overs, and such other information as may be necessary to clearly and completely describe the intended Advertisement; and (2) a tree copy of the proposed Advertisement, showing the exact form and content of the proposed Advertisement. You agree to obtain Paws’ prior written approval at each of the above steps.

Upon approval of the proposed Advertising by Paws, you agree that the Advertising will be disseminated as it has been approved and that it will not be modified in any material respect without the advance written approval of Paws.

Paws will respond to your requests for approval as soon as it reasonably can, and in case of disapproval, Paws will explain to you why. Paws will exercise its approval rights in good faith. Paws will have no duty to respond to requests for approval during any period of time that money owed by you to Paws is due and unpaid, or during any period of time that you are otherwise not in compliance with your duties and obligations under this Agreement.

You agree that Paws may require the artwork of the Licensed Property to be updated on any Licensed Advertising three years after Paws’ first approval of the item.

6. Unless Paws gives you permission in writing, all character art for the Licensed Advertising must be provided by Paws, and only current art may be used. Paws will provide you with existing art at its standard rates for reproduction, handling and mailing. All custom art work must be done by Paws (unless you are authorized in writing by Paws), and you will be charged a competitive price. For any art or editorial you create for the Advertising and which uses the Licensed Property, you agree that all rights in such works, insofar as they incorporate elements of the Licensed Property (or Paws’ Trademarks), including but not limited to the copyrights therein, and/or the trademarks (excepting your previously established trademarks, including goodwill represented thereby, shall upon creation be transferred and assigned to Paws and shall be deemed to be the property of Paws. Upon termination or expiration of this Agreement, Paws will be deemed the sole owner of all elements of the Advertisement incorporating the Licensed Property (or Paws’ Trademarks), including the media upon which it resides. You agree to execute and cause to be executed by your employees and/or contractors such documents as Paws may request to carry out the intent of this paragraph.

All art which Paws provides to you, in whatever media and for whatever pin, pose, shall be promptly returned to Paws upon the request of Paws, except for a~”~ reasonably required for authorized current production of Licensed Advertising. You acknowledge that all such art is proprietary to Paws, may only be used for your authorized activities under this Agreement, and you agree that such art shall not be delivered to or made available for use by any third pm”~y.

7. Paws will obtain its own name and at its own expense trademark, copyright or other proprietary protection for the Licensed Property (or Paws’ Trademarks) as Paws deems appropriate. In order for Paws to accomplish this, you agree to provide Paws upon request with information relating to the date when the Advertisement was first disseminated and such other information as Paws may reasonably request. You agree that you will not seek or obtain any trademark, copyright or protection or take any other action which might affect Paws’ ownership of any of the rights in the Licensed Property (or Paws’ Trademarks). You understand and agree that your use of the Licensed Property (and Paws’ Trademarks) shall inure to Paws’ exclusive benefit and that you will not acquire any rights by virtue of any use you may make of the Licensed Property (or Paws’ Trademarks), other than as specifically set out in this Agreement.

You agree that the Advertisement shall bear such permanent copyright and other proprietary rights notices as Paws may direct, and incorporate a Paws’ Trademark if requested by Paws. References to website(s) owned or controlled by Paws shall also be included as reasonably directed by Paws. You also agree that the placement of your own legitimate proprietary notices on or in connection with the Licensed Advertising or any Collateral Materials will be subject to the advance approval of Paws, which approval will not be unreasonably withheld.

If Paws thinks it appropriate, you also agree to execute and cause to be executed by your employees and/or contractors such documents as Paws may request to carry out the intent of this paragraph.

You agree that you will not, during or after the term of this Agreement, directly or indirectly assert any interest in or property rights in the Licensed Property or the GARFIELD characters. You further agree that you will not, during or after the term of this Agreement, directly or indirectly contest the validity of the copyrights in the Licensed Property, or Paws ownership of the copyrights in the Licensed Property.

8. (a). You agree that the quality and style of the Advertisement shall be at least as high as the best quality of similar advertisements created, produced or distributed by you in the Licensed

Territory. You also warrant that the Advertisement: (1) will not infringe upon or violate any fights of any third party (exclusive of Paws’ rights in the Licensed Property); (2) will be of high standard in style, appearance and quality; (3) will be in compliance with all applicable governmental laws, roles or regulations; and (4) will not be used or broadcast in any manner or in any place not specifically authorized by this Agreement.

(b) For avoidance of doubt, you understand that Paws does not conduct any trademark search or other inquiry concerning the use of words or images (other than the Licensed Property) on or in connection with the Licensed Advertising or premiums (if applicable). Therefore, you agree that Paws will have no liability to you or to others, and you will be solely responsible for, any claim or demand alleging that the use of such words or images (other than the Licensed Property) constitutes an infringement of trademark or other rights purportedly held by a third party, or constitutes unfair competition.

8A (i) This license includes the right for you to develop and distribute in connection with the Licensed Advertising in the Licensed Territory premium items which may in case be approved in advance by Paws. (ii) All premium items must bear such permanent copyright and other proprietary notices as Paws may direct, and prototypes of all such items must be approved in advance by Paws. Upon approval of Paws, you agree that you will not sell or distribute or permit any third party to sell or distribute any premium item that is damaged, defective, or otherwise fails to conform in all material respects to the approved prototypes. You agree to provide Paws with twelve (12) samples from the first production mn of each premium item, (iii) You warrant that the premium items will be safe for use by consumers and others, and will be in compliance with all applicable governmental laws, roles and regulations.

You understand that Paws has no expertise, and relies solely upon you, to competently design, manufacture and distribute premium items which are safe for use, and suitable for their intended purposes. As such, you agree that you will be solely responsible for any claim or demand alleging that any premium item is unsafe, defective, or otherwise unsuitable, even though Paws has approved the use of the Licensed Property thereon, and even though Paws may have offered suggestions relating to the design or manufacture of the premium item.

9. You agree to provide Paws, within thirty (30) days after the end of each calendar quarter, with information relating to the number, timing, and locations of all use of the Advertisements, together with such corresponding sales information as may be available to you, You agree to provide Paws with such additional information as it may from time to time reasonably request.

10. You agree to promptly advise Paws as soon as you become aware of any unauthorized use of the Licensed Property and to reasonably cooperate (without direct expense to you) with Paws in stopping or attempting to stop any such infringing activity.

11. Paws represents to you that it has the exclusive right to grant this license for the Licensed Property to you, and if anyone claims that your use of the Licensed Property infringes any ownership right or claim of another person, you agree to notify Paws immediately. Paws will then take over the handling of the claim and protect you against monetary losses (but excluding lost profits) that you may sustain as a result of such a claim. You agree to reasonably cooperate (without direct expense to you) with Paws in handling and resolving such claims, and to do nothing to interfere with Paws' ability to defend and resolve the same.

12. You agree to defend, indemnify and save Paws harmless from and against any and all claims, demands, causes of action, judgments, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising from any claim or demand made against Paws by any third party and arising from or in connection with the conduct of your business, or your activities under this Agreement (except for claims covered by the preceding paragraph). Your obligation under this paragraph will include any claims or demands arising out of the activities of and/or made by your employees, agents, representatives, distributors, retailers, or manufacturers.

Paws agrees to defend, indemnify and save you harmless from and against any and all claims, demands, causes of action, judgments, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising from any claim or demand made against you by any third party and arising from or in connection with the conduct by Paws of it‘s business, or the activities of Paws under this Agreement, excluding those claims covered by paragraph eleven (11) above. The obligation of Paws under this paragraph will include any claims or demands arising out of the activities of and/or made by Paws’ agents or employees.

13. Paws may terminate this Agreement upon written notice to you if you publish or offer to publish: (a) any item using the Licensed Property or any element thereof not included within the description of Licensed Advertising; or (b) any Licensed Advertising which has not been approved in advance by Paws as required by the terms of this Agreement. If you should fail to perform any of your other obligations under this Agreement, and such failure continues for fifteen (15) days after Paws has notified you in writing of the failure, then Paws may terminate this Agreement by notifying you in writing, whereupon all accrued royalties, and guarantees, shall be immediately due and payable. Upon expiration or termination of this Agreement, all rights granted in this Agreement shall revert to Paws, and you agree to immediately stop doing everything relating to the Advertisement and the Licensed Property (and Paws’ Trademarks). Paws will also be entitled to suspend the performance of any of its duties and to pursue all other remedies available to Paws at law or in equity, and recover all of its costs and expenses (including reasonable attorney fees) which it incurs in enforcing its rights. You agree that Paws will be entitled to injunctive relief (in addition to any other available remedies) with respect to any unauthorized use of the Licensed Property (or Paws’ Trademarks). Written notice under this paragraph may be given by facsimile transmittal.

Before Paws shall be considered in breach of this Agreement, or as having failed to perform any duty or obligation to you, you must first notify Paws in writing of any such failure, describing the alleged failure with specificity, whereupon Paws shall have a period of fifteen (15) business days to cure or remedy any such failure. If any such failure is not remedied within said fifteen (15) business days, then you are entitled to pursue such remedies as are available to you.

14. This Agreement does not create a partnership or joint venture between you and Paws, and that you will have no power to obligate or bind Paws in any manner whatsoever. The license granted by this Agreement does not include the right to sell, distribute, or offer to sell or distribute any premium items (if any) authorized by this Agreement, or to use the Licensed Advertising: (a) outside of the Licensed Territory; (b) in connection with or in relation to the release of a movie featuring the Licensed Property in any format, and whether a theatrical release, or release in any format principally designed for home entertainment, or in any other manner; or (c) in connection with or in relation to a themed attraction, such as a themed restaurant, theme park, themed attraction at a park, et cetera.

15. No waiver by Paws of your failure to perform any of your obligations under this Agreement and/or any material breach of any provision of this Agreement shall be deemed a waiver of a subsequent failure and/or breach. You acknowledge that you have had this Agreement reviewed by your attorney (or have had the opportunity to do so), and that you have had the opportunity to request changes or revisions, and that you do not consider any provision herein to be ambiguous or unclear; accordingly, you agree that any role of contract interpretation or construction to the effect that ambiguities or uncertainties will be construed against the drafting party shall not be applied to the interpretation or construction of this Agreement.

16. (a) All rights in the Licensed Property not specifically granted to you by the terms of this Agreement are reserved and retained by Paws for its sole use and benefit. (b) While this Agreement is in effect, you grant permission to Paws to use your name to notify others that you are an authorized GARFIELD Licensee, and to promote the Licensed Advertising. (c) If, in relation to the Licensed Advertising, you develop or maintain any list, compilation, or database containing names and addresses of individuals, you agree to provide a copy upon request to Paws.

17. This Agreement constitutes the entire agreement between you and Paws and supersedes all prior discussions and agreements with respect to the Licensed Adverttising for the term hereof. You agree that this Agreement will be controlled by the laws of the State of Indiana, regardless of the place or places of its physical execution and performance. This Agreement may only be modified in writing, signed by both parties. If any term or provision is declared invalid, all other provisions shall remain in full force and effect. Each party agrees to notify the other of any change in mailing address or change in operational personnel.

Paws, Incorporated

By:

Date:

PetsMarketing Insurance.com Agency, Inc.

d/b/a Petshealth Insurance.com

By:	/s/ W. Russell Smith

Printed Name and Title: W. RUSSELL SMITH, PRESIDENT

Thursday, October 16, 2003
GARFIELD AMENDMENT
Petsmarketing Insurance.Corn Agency Inc., d/b/a Petshealth Insurance Co., a wholly owned subsidiary of Hartville Group, Inc.
ATTENTION: Russell Smith
P.O. Box 2847
N. Canton, Oh 44720

Dear Russell Smith;

This will confirm our mutual agreement to amend our “GARFIELD” Licensing Agreement (the “Agreement”) with a begin date of May 1, 2000 in the following particulars:

The definition of “Licensed Property” is changed to read as follows: Copyrights in the graphic images of the characters (the “Characters”) that have regularly appeared in the “GARFIELD” comic strip created by Jim Davis, namely “Jon,” “Garfield,” “Odie,” “Arlene,” “Nermal”, and “Pooky,” but excluding representations of the Characters as first presented in or in connection with any authotized production (including authorized ancillary works) under license to Twentieth Century Fox.

Paragraph numbered two (2) of the Agreement is amended to read as follows:

2. This license will commence on May 1, 2000, and continue until December 31, 2008, provided you honor the terms of this Agreement.

Subparagraph (b) of paragraph numbered three (3) of the Agreement is amended to read as follows:

(b) For purposes of this paragraph 3(b), the phrase "the premiums paid in any such calendar year on all pet health insurance policies issued by you" shall not apply to premiums paid to you as an administrator of a third party (generic) pet health insurance line which does not utilize any elements of the Licensed Property and which does not utilize your pet health insurance plans trademark(s).

For each of calendar years 2001, and 2002, and 2003, you agree to pay Paws royalties equal to the greater of (i) $100,000.00; or (ii) 5.00% of the premiums paid in any such calendar year on all pet health insurance policies issued by you. For each of calendar years 2004, 2005, 2006, 2007, and 2008, you agree to pay Paws royalties equal to the greater of $100,000.00, or:

(1. 5.00% of the billed annual premiums from $0.00 to $10 million in any such calendar year on all pet health insurance policies issued by you; and

(2. 4.00% of the billed annual premiums from $10 million to $20 million in any such calendar year on all pet health insurance policies issued by you; and

®

Paws Incorporated • 5440 E. County Road 450 N. • Albany, Indiana 47320-9728

765/287-2222 • fax 765/287-2329 • http://www.garfield.com

(3. 3.00% of the billed annual premiums from $20 million to $40 million in any such calendar year on all pet health insurance policies issued by you; and

(4. 2.00% of the billed annual premiums from $40 million to $70 million in any such calendar year on all pet health insurance policies issued by you; and

(5. 1.50% of the billed annual premiums from $70 million to $100 million in any such calendar year on all pet health insurance policies issued by you; and

(6. 1.00% of the billed annual premiums from over $100 million in any such calendar year on all pet health insurance policies issued by you.

In addition, for the period January 1, 2004 to December 31, 2008, Paws shall receive Common Stock Purchase Warrants for common stock shares of Hartville Group, Inc. (or its successors or assigns) as follows:

(1. 25,000 shares on a one-time-only basis if billed annual premiums in any calendar year on all pet health insurance policies issued by you exceeds $10 million; and

(2. 50,000 shares on a one-time-only basis if billed annual premiums in any calendar year on all pet health insurance policies issued by you exceeds $20 million; and

(3. 50,000 shares on a one-time-only basis if billed annual premiums in any calendar year on all pet health insurance policies issued by you exceeds $40 million; and

(4. 50,000 shares on a one-time-only basis if billed annual premiums in any calendar year on all pet health insurance policies issued by you exceeds $70 million; and

(5. 100,000 shares on a one-time-only basis if billed annual premiums in any calendar year on all pet health insurance policies issued by you exceeds $100 million.

All such Common Stock Purchase Warrants shall be in form and substance as the specimen attached hereto as Exhibit A, except that for the 100,000 shares if billed annual premiums in a calendar year on all pet health insurance policies issued by you exceeds $100 million, the call price shall be 75% of the stock's market price at the time that Paws exercises the warrant.

All other terms of the Agreement (as modified by any subsequent written amendments) remain in full force and effect. Please acknowledge and accept the terms of this amendment by signing and returning the original of this letter to me.

Very truly yours,

Beverly PuTrtlebaugh
Vice President

Petsmarketing Insurance.Com Agency Inc.

By:	/s/ W. RUSSELL SMITH

Printed Name and Title:W.Russell Smith

Date:	10/22/03